Translation into English	Exhibit 3.89

SAC Brasil Holding Ltda.

Bylaws and Amendments (Consolidated)

11th AMENDMENT OF SOCIAL CONTRACT OA SAC BRASIL HOLDING LTD.

CNPJ/MF (Brasilian Federal Tax Number) : 03.401.849/0001-65 NIRE (Brasilian Business Registration Identification

Number): 33.2.0733712-5

For this particular act, the Parties:

I.

GLOBAL CROSSING INTERNATIONAL NETWORKS LTD., company organized and existing under the laws of Bermuda based in Wessex House. 45 Reid Street, Hamilton HMI2, in the Bermuda islands, herein represented by his attorney/ proxy, Mr. Marcelo Gaspar, Brasilian, married, accountant, bearer of identity card RG No 04881919-7, issued by IFP / RJ (Pereira Faustino Institute), and registered in CPF (Individual Taxpayer ID number) under no. 665.842.307-59, resident and domiciled in the city of Rio de Janeiro, Rio de Janeiro, with office at Rua Lauro Muller, 116, Room 1905 appointed by Power of Attorney, December 12th, 2006, filed in the Office of Registry of Deeds and Documents under paragraph 1617440 dated March 15th, 2007 and also in JUCERJA (State Board of Commerce of Rio de Janeiro) under N ü 00001684714; and

II.

SOUTH AMERICAN HOLDING LTD., a company organized and existing under the laws of Bermuda based in Wessex House, 45 Reid Street, Hamilton HM12. Bermuda Islands herein represented by his proxy, Mr. Marcelo Gaspar, Brasilian, married, accountant, bearer of identity card RG no. 04881919-7, issued by IFP / RJ, (Pereira Faustino Institute) CPF (Individual Taxpayer ID number) and under no. 665842307-59, resident and domiciled in the city of Rio de Janeiro, Rio de Janeiro, with office at Rua Lauro Muller, 116, Room 1905 appointed by Power of Attorney on December 12th , 2006, filed in the Office of Registry of Deeds and Documents under paragraph 16 17438 dated March 15th, 2007 and also in JUCERJA (State Board of Commerce of Rio de Janeiro) under 0000 1684715;

Only members of SAC BRASIL HOLDING LTD, (“Company”), limited liability company, with headquarters in the city of Rio de Janeiro, at Rua Lauro Muller, 116, room 1905, Zip code 22290-906, CNPJ / MF ((Brasilian Federal Tax Number) under no 03.401.849/0001-65, and the Board of Trade of the State of Rio de Janeiro (“JUCERJA”) under the “NIRE 33.2.0733712-5, filed with the Social Contract in JUCESP in session 13 September 1999 under NIRE (State Registration ID number) 33215-933060 and last amendment filed in JUCERJA (State Board of Commerce of Rio de Janeiro) in session January 11th, 2007 under 00001667610;

Waived the holding of meeting of shareholders/ limited partners in accordance with Article 1.072, paragraph 3 , of the Civil Code, hereby approve the following resolutions;

1 - Change the address of the headquarters (currently in the city of Rio de Janeiro, Rio de Janeiro, at Rua Lauro Muller 116, room 1 905 v Botafogo, CEP 22290-906, to the following address: City of Rio de Janeiro, Rio de Janeiro, Avenida Pedro II 329, São Cristóvão, CEP 20941-070.

2 - Given the above determination, Clause II of the Social Contract is amended and is already in effect ‘with the following new wording:

Clause II: The Company’s headquarters and jurisdiction are in the City of Rio de Janeiro, Rio de Janeiro, at Avenida. Pedro II, 329, São Cristóvão. CEP 2094 i-070 and is able to open and close branches in the country or abroad. pursuant to the resolution of shareholders/ limited partners representing 3/4 (three fourths) of the Capital Stock.

3 - Resolved to consolidate the Social Contract SAC Brasil Holding Ltda., effective with the following wording:

SOCIAL CONTRACT OF SAC BRASIL HOLDING LTDA.

NAME, HEADQUARTERS AND LEGAL DOMICILE

Clause I The Company bears the name of SAC BRASIL HOLDING LTDA, (SAC Brasil Holding”), being governed by this social contract, the legal provisions applicable to a limited liability company (Articles 1052 and following of the Civil Code), and additionally by Law 6.404/76 (Corporate Law).

Clause II The Company has it’s headquarters and jurisdiction in the City of Rio de Janeiro, Rio de Janeiro, at Avenida Pedro II 329, Sâo Cristóvão, CEP 20941-070, and may open and close branches in the country or abroad, pursuant to the decision of the shareholders/ limited partners representing 3/4 (three fourths) of Capital Stock.

CORPORATE OBJECTIVE

Clause III SAC Brasil Holding has as its corporate objective:

(a) participation as a partner, shareholder or unit holder, in other civil or commercial companies and commercial ventures of any nature, located inside or outside Brasil, and

(b) administration of its own assets or of third party assets.

TERM

Clause IV The term of duration of SAC Brasil Holding is undetermined.

CAPITAL STOCK

Clause V The capital stock of SAC Brasil Holding is fully subscribed and integrated in national currency in the amount of RS 2,827,095.00 (Two million, eight hundred twenty-seven thousand, ninety-five reais) divided into R$ 2,827.095 (Two million eight hundred twenty seven thousand and ninety-five) quotas nominal value of SR 1 , 00 (Real one) each, distributed among the limited partners:

(a) South American Crossing Ltd. holds 2827.094 (Two million eight hundred twenty-seven thousand, and ninety-four) shares, totaling R$ 2,827,094.00 (Two million, eight hundred twenty-seven thousand, ninety-four reais), and

(b) South American Crossing Holding Ltd. holds 1 (one) share in total value of R$ 1.00 (one real).

Paragraph 1 In line with the Share Pledge Agreement entered into between the shareholders/ limited partners, SAC Brasil Holding and the Agent dated December 28th, 2004 (The “Share Pledge Agreement”) the total shares of SAC Brasil Holding is pledged in name of the Agent, for the benefit of the Holders of the Notes (as the definitions contained in this Share Pledge Agreement).

Paragraph 2” The liability of the limited partners is limited to the value of their shares, - but they are solely responsible for the payment in full of capital, which has already been paid in national currency.

Paragraph 3 Each share gives its holder the right to one vote in company decisions.

ADMINISTRATION AND REPRESENTATION

Clause VI The administration of SAC Brasil Holding shall be exercised by one or more Officers, resident and domiciled in Brasil coin mandated for an indefinite term, appointed separately, who will represent SAC Brasil Holding actively and passively in any act, transaction or negotiation of any value, in and out of court, acting alone and doing so using the company name

Paragraph 1 The Officers may at any time be removed and / or replaced by the shareholders/ limited partners representing 2 / 3 of capital, and their remuneration shall be established by the shareholders/ limited partners.

Paragraph 2 The Officers are required to provide security for the exercise of their respective positions.

Clause VII Subject to the provisions of paragraph c below in Clause VIII, it is the responsibility of the Officers, individually, to administrate business and practice of all acts necessary or convenient for this purpose. The Officers(s) are invested with the powers to individually sign and execute all deeds and documents that may result in any liability or financial obligation of SAC Brasil Holding, such as writing of any kind, checks, promissory notes, credit cards, money orders, and debt in general, contracts, including loan, and other documents not specified.

Paragraph 1 Powers of attorney granted by SAC Brasil Holding must be signed by 1 (one) Officer, and, besides mentioning the powers expressly conferred, shall, except those for legal purposes, contain a limited shelf life of 1 (one) year.

Paragraph 2 Expressly forbidden, being void and ineffective in relation to SAC Brasil Holding, are the acts of any of the limited partners, shareholders, prosecutors or officials who engage in obligations related to business or operations outside the corporate purpose, such as sureties, guarantees, endorsements or any other securities in favor of others.

Clause VIII It is the responsibility of the Officer (s) to represent and manage SAC Brasil Holding, but the practice of any of the following acts shall be subject to prior written consent of the shareholders/ limited partners representing a majority of capital:

(a) Issuance and signing of checks with values over RS 25000.00 (Twenty-five thousand reais);

(b) Sale of property belonging to the fixed assets of SAC Brasil Holding;

(c) Purchase of goods on behalf of SAC Brasil Holding, representing investments worth over RS 10,000.00 (Ten thousand reais);

(d) Acquisition or disposal of real estate;

(e) Contracting loans with financial institutions, or

(f) Granting of guarantees in the name SAC Brasil Holding, for the benefit of third parties, and the conclusion of contracts on behalf of SAC Brasil Holding, corn purposes outside the corporate objective.

MEETINGS AND RESOLUTIONS OF SHAREHOLDERS

Clause IX Meetings of shareholders/ limited partners will be held at any time whenever company interests or the law requires, upon request of any of the shareholders/ limited partners via e- mail, fax or registered mail, with a minimum of 24 (Twenty four) hours notice.

Paragraph 1 Decisions are made by majority vote, unless specific quorum provided for in legislation or in the Social Contract.

Paragraph 2 Meetings shall be recorded and held at the Company headquarters and, where required by law, the record taken before the Public Registry of Companies and published.

ASSIGNMENT AND TRANSFER OF SHARES

Clause X The shares of SAC Brasil Holding shall not be sold, transferred, committed, or otherwise arranged for third parties without the prior written consent of shareholders/ limited partners holding 3 / 4 of the capital.

Paragraph 1 Notwithstanding the provisions in the main section of this Clause X, shares of SAC Brasil Holding may only be sold, transferred, encumbered, pledged, or otherwise disposed of by the shareholders/ limited partners with the prior written consent of the Agent (as defined in the Share Pledge Agreement).

Paragraph 2 Any sale, transfer, assignment, pledge, or other transaction involving shares of SAC Brasil Holding without prior written consent, provided in the main section of this contract and in Paragraph P of this Clause X shall be considered null and void.

BANKRUPTCY, INSOLVENCY, EXCLUSION OR WITHDRAWAL OF MEMBERSHIP

Clause XI Insolvency, bankruptcy, exclusion or withdrawal of shareholders/ limited partners shall not lead to dissolution of SAC Brasil Holding, which will continue with the remaining shareholders/ limited partners.

Single Paragraph If SAC Holding Brasil is formed by two limited partners and should one of them withdrawal , SAC Brasil Holding shall not be dissolved and, accordingly, the partner, before leaving, should appoint a third party to assume the portion of their shares to avoid the dissolution of SAC Brasil Holding,

Clause XII The value of each share of the bankrupt partner, debtor, excluded, withdrawn or dismissed, will be determined by dividing the net asset value SAC Brasil Holding, as reflected in the balance to be raised within 60 (Sixty) days of the date in that the SAC Brasil Holding is notified of this fact, by the total number of existing shares in SAC Brasil Holding. The value obtained shall be paid to the shareholder or his legal representative, as appropriate, in 12 (Twelve) equal installments, monthly and successive, expiring the first 30 (Thirty) days after the established price of the shares, which should occur until 30 (Thirty) days after receiving notification in writing of any of the events listed in Clause XI of this Agreement,

FISCAL YEAR, BALANCE SHEET AND PROFIT

Clause XIII The fiscal year starts on January 1st and ends on December 31st of each year. At the end of each fiscal year, financial statements, inventory, balance sheets and the balance of economic output will be reviewed.

Clause XIV The net profits have a destination to be determined by the shareholders/ limited partners representing a majority of the capital. Any distribution of profits to shareholders/ limited partners must be made in proportion to their equity in capital.

Clause XV Providing written authorization of the shareholders/ limited partners, any Officer may require the lifting of balance sheet intermediaries, be they monthly, quarterly or semiannually, and may distribute profits for these periods of less than 1 (one) year.

DISSOLUTION

Clause XVI SAC Brasil Holding may be dissolved in the cases stipulated by law or by resolution of shareholders/ limited partners, representing 3 / 4 of the capital.

Clause XVLII In case of liquidation or dissolution of SAC Brasil Holding, the liquidator will be appointed by the shareholders/ limited partners representing a majority of the capital, observing the form of liquidation and the relevant statutory provisions.

GENERAL PROVISIONS

Clause XVIII Any and all clauses of this Social Contract may be amended at any time by resolution of shareholders/ limited partners, representing 3 / 4 of the capital.

Clause XIX Elected to the Courts of the Judicial District of Rio de Janeiro, Rio de Janeiro, excluding any other, however privileged it may be, to resolve any legal disputes, controversies or disagreements arising from this Social Contract.

Nothing more to discuss. The partners signed this act, together with the 2 (Two) undersigned witnesses, in 4 (Four) copies of identical content and form.

Rio de Janeiro, August 1st, 2007.